Exhibit 10.217
ITC HOLDINGS CORP.
2024 OMNIBUS PLAN
ARTICLE I
PREAMBLE AND DEFINITIONS
1.1Title
The plan herein, as amended or restated from time to time, shall be called the “2024 Omnibus Plan” and is referred to herein as the “Plan”.
1.2Purpose of the Plan
The purpose of the Plan is to (i) promote a greater alignment of interests between Participants and the shareholders of Fortis, (ii) foster the growth and success of the business of the Company and Fortis in accordance with the vision of both the Company and Fortis, (iii) ensure that Participants are focused on both the Company’s and Fortis’s business objectives as part of a market-competitive total rewards package, and (iv) assist in the attraction, retention and motivation of Participants.
1.3Defined Terms
In the Plan, the following terms have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Affiliate” means an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
“Agreement” means the written or electronic document or communication that sets forth the terms and conditions of a Participant’s Award. With respect to Incentive Awards, such document or communication need not be signed by the Company or the Participant.
“Applicable Law” means any applicable provision of law, domestic or foreign, including the Code, as the same may be amended, supplemented or replaced from time to time, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and any applicable rules or policies of any stock exchange.
“Approval Date” means the date of the meeting at which the Committee approves the grant an Award.
“Award” means any form of Unit Award or Incentive Award granted under the Plan.
“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or statutory or civic holiday in the State of Michigan.
“Cause” means (a) if the Employee is a party to a written employment agreement with the Company or a Subsidiary, “Cause” as defined in such agreement, as in effect from time to time, and (b) in all other cases, (i) Participant’s continued failure substantially to perform Participant’s duties to the Company or its Affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Participant of such failure, (ii) dishonesty in the performance of Participant’s duties hereunder, (iii) Participant’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude, (iv) Participant’s willful malfeasance or willful misconduct in connection with Participant’s duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or its Affiliates, or (v) Participant’s breach of any non-compete or confidentiality obligations to the Company or its Affiliates.
“Change of Control” means the occurrence of any one or more of the following events:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or combination of Persons acting jointly or in concert with each other, of Voting Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Securities;
(b)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or combination of Persons acting jointly or in concert with each other, other than Fortis or another subsidiary of Fortis (or combination thereof), of more than 50% of the common shares of the Company;
(c)    the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of (i) Fortis and/or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of Fortis and its subsidiaries on a consolidated basis or (ii) the Company which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company on a consolidated basis to any other Person, other than a disposition to Fortis or any of its subsidiaries (or a combination thereof) in the course of a reorganization of the assets of the Company;

(d)    a resolution is adopted by the Board or the Fortis Board to wind-up, dissolve or liquidate the Company or Fortis;
(e)    as a result of or in connection with: (i) a contested election of directors of the Fortis Board; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving Fortis or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of Fortis for election to the Fortis Board shall not constitute a majority of the Fortis Board; or
(f)    the Fortis Board or the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committee” means the Company’s Governance and Human Resources Committee or other committee of Directors designated by the Board from time to time to administer the Plan and consisting of not less than three members of the Board.
“Common Shares” means the common shares of Fortis.
“Company” means ITC Holdings Corp., and any successor corporation whether by amalgamation, merger or otherwise.
“Director” means a director of the Company who is not an Employee.
“Disability” means total and permanent disability, as defined in the Company’s long-term disability benefits program, as in effect from time to time; provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and the regulations thereunder.
“Dividend Equivalents” means Units, or fractions thereof, credited to a Unit Account upon payment to Fortis shareholders of a cash dividend, where the number of Units credited shall equal the quotient of “A” divided by “B,” where “A” equals the product of (i) the number of Units in the Unit Account on the date the dividend is paid, including Units previously credited as Dividend Equivalents, multiplied by (ii) the dollar value of the dividend paid per Common Share, and “B” equals the Market Price for a Common Share on the date the dividend is paid.
“Eligible Individual” means Employees, Directors and Prospective Employees or Directors.
“Employee” means an employee of the Company, Fortis, or any of their Affiliates.

“Fortis” means Fortis Inc. and any successor corporation whether by amalgamation, merger or otherwise.
“Fortis Board” means the board of directors of Fortis.
“Grant Date” means January 1 of the calendar year in which the Approval Date occurs, or such later or earlier date as shall be designated by the Committee and set forth in the applicable Agreement.
“Incentive Award” means a cash-based Award granted pursuant to Section 4.2 of the Plan.
“Involuntary Termination Without Cause” means the termination of a Participant’s Service other than due to the Participant’s death, Disability, Retirement, voluntary resignation or for Cause.
“Market Price” at any date in respect of the Common Shares means the volume weighted average trading price of the Common Shares determined by dividing the aggregate total value of the Common Shares traded on the NYSE during the five Trading Days immediately preceding such date by the aggregate total volume of the Common Shares traded on the NYSE during such five Trading Days (or, if such Common Shares are not then listed and posted for trading on the NYSE, on such stock exchange on which such Common Shares are listed for trading as may be selected for such purpose by the Committee). In the event that such Common Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of a Common Share as determined by the Committee in its sole discretion acting in good faith.
“NYSE” means the New York Stock Exchange or any successor thereto.
“Participant” means an Eligible Individual to whom an Award has been granted in accordance with the terms set out herein.
“Payment Criteria”, in respect of any Performance-Based Unit or Incentive Award, means the performance criteria set out in the Agreement in respect of such Award pursuant to which the applicable Performance-Based Unit or Incentive Award may be earned.
“Payment Criteria Period”, in respect of any Performance-Based Unit or Incentive Award, means the period during which the attainment of the Payment Criteria is to be measured for purposes of such Award.
“Payout Amount” means, with respect to each Award, the amount payable, determined in accordance with Section 5.1.
“Payout Percentage”, in respect of any Performance-Based Unit or Incentive Award, means the percentage of the target amount of such Award determined by the Committee to have been earned for purposes of the calculation of the Payout Amount in accordance with Section 5.1.
“Performance-Based Unit” means a Unit with respect to which the Payout Amount is determined in accordance with Section 5.1(a).
“Person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization.
“Prospective Employee or Director” means an individual who has accepted an offer to become an Employee or Director and who actually becomes such an Employee or Director, respectively, following the date of the Agreement.
“Retirement” means the retirement of a Participant from Service with the Company or a Subsidiary upon or after attaining age of 60 and completing 10 or more years of Service with the Company or a Subsidiary.
“Service” means the Participant’s period of service as an Employee or Director with the Company, Fortis, or any of their Affiliates.
“Service-Based Unit” means a Unit with respect to which the Payout Amount is determined in accordance with Section 5.1(b).
“Separation from Service” means a termination of Service in such a manner as to constitute a “separation from service” as defined under Code Section 409A.
“Specified Employee” means a “specified employee” as determined by the Company in accordance with Code Section 409A.
“Subsidiary” means a corporation or other entity that would be deemed a subsidiary of the Company pursuant to Code Section 424(f).
“Target Number of Units” means the number of Units that may be earned assuming the target level of performance is achieved, as set forth in the applicable Agreement evidencing the grant of Performance-Based Units.
“Trading Day” means any date on which the NYSE is open for the trading of the Common Shares (or, if such Common Shares are not then listed and posted for trading on the NYSE, on such stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Committee).
“Unit” means a notional unit evidenced by an entry on the books of the Company or its agent, which represents the right of a Participant, subject to the provisions of the Plan and the applicable Agreement, to receive an amount equal to the Market

Price of a Common Share. Units granted under the Plan shall consist of Service-Based Units and/or Performance-Based Units.
“Unit Account” means the account maintained for a Participant on the books of the Company or its agent into which Units will be credited in accordance with Article IV hereof. A separate Unit Account shall be maintained for each Unit Award.
“Unit Awards” means Service-Based Units and/or Performance-Based Units.
“Vesting Date” has the meaning set forth in the applicable Agreement evidencing the grant of Service-Based Units.
“Voting Securities” means the Common Shares and any other shares entitled to vote for the election of directors of Fortis and shall include any security, whether or not issued by Fortis, which are not shares entitled to vote for the election of directors of Fortis but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of Fortis including any options or rights to purchase such shares or securities.
ARTICLE II
INTERPRETATION
2.1Governing Law
The Plan shall be interpreted and enforced in accordance with the laws of the State of Michigan, without regard to the conflict of law principles thereof. The participation of a Participant in the Plan shall be construed as acceptance of the terms and conditions of the Plan by such Participant and as the Participant’s agreement to be bound thereby.
2.2Severability
If any provision of the Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Plan shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.
2.3References
The division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan. Words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders. Use of the term “including” shall in each case be construed to mean “including without limitation.”
2.4Fractional Units

Fractional Units are permitted under the Plan.
2.5Code Section 409A
(a)It is intended that each Award granted under this Plan shall be exempt from or comply with the requirements of Code Section 409A. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, no Award shall be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Award to fail to satisfy the conditions of an applicable exemption from, or compliance with, the requirements of Code Section 409A or otherwise would subject the Participant to additional tax imposed under Code Section 409A. Although the Company will use good faith efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.
(b)To the extent required to comply with Code Section 409A, references in this Plan to a termination or cessation of employment or like terms shall mean a Separation from Service.
(c)Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s Separation from Service, the Participant is considered to be a Specified Employee, to the extent any Award is subject to the requirements of Code Section 409A and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first Business Day following the date which is six months after the Participant’s Separation from Service (or if earlier than the end of the six month period, the date of the Participant’s death). For the avoidance of doubt, the provisions of this Section 2.5(c) shall not apply to any payment that becomes due prior to the Participant’s Separation from Service, any payment that becomes due as a result of the Participant’s death, or any payment with respect to an Award that qualifies for an exception to the requirements of Code Section 409A.
ARTICLE III
ESTABLISHMENT OF THE PLAN
3.1Establishment
The Company is establishing the Plan for Participants which shall be effective as of January 1, 2024. Upon the effectiveness of the Plan, no further awards may be granted under the ITC Holdings Corp. 2017 Omnibus Plan.
3.2No Additional Rights

Nothing herein contained shall be deemed to give any Person the right to be retained as an Employee or Director or to otherwise be retained in the Service of the Company or a Subsidiary. Units are not Common Shares and will not entitle a Participant to any shareholder rights, including voting rights, dividend entitlement or rights on liquidation, dissolution or winding-up of Fortis.
ARTICLE IV
AWARDS
4.1Grant of Unit Awards
(a)The Committee, in its discretion, may, at any time and from time to time, grant Unit Awards in accordance with the terms and conditions hereof to Eligible Individuals; provided, however, that Unit Awards granted to Prospective Employees or Directors shall be conditioned on such individual actually becoming an Employee or Director, and such Unit Award shall not be considered granted or outstanding until such individual commences Service as an Employee or Director. The terms of a Participant’s Unit Award shall be set forth in the Participant’s Agreement.
(b)No certificates shall be issued with respect to Units. All Units granted hereunder shall be reflected in the Unit Account of the Participant.
(c)The Units in a Unit Account shall be credited with Dividend Equivalents. Dividend Equivalents shall be subject to the same terms and conditions as the Units in respect of which such Dividend Equivalents are credited. Notwithstanding the foregoing, the Committee shall have discretion to modify the terms and timing of payment relating to Dividend Equivalents or to determine that any Unit Award is not entitled to dividend equivalents, in each case as set forth in the applicable Agreement.
4.2Grant of Incentive Awards
(a)The Committee, in its discretion, may, at any time and from time to time, grant Incentive Awards in accordance with the terms and conditions hereof to Eligible Individuals; provided, however, that Incentive Awards granted to Prospective Employees or Directors shall be conditioned on such individual actually becoming an Employee or Director, and such Incentive Award shall not be considered granted or outstanding until such individual commences Service as an Employee or Director. The Payment Criteria and Payment Criteria Period shall be set forth in an Agreement authorized by the Committee.
(b)Incentive Awards may be earned, if at all, based upon the level of achievement of the Payment Criteria over the Payment Criteria Period, as determined by the Committee and as specified in the Agreement.
(c)Incentive Awards shall not be denominated in Units and shall only be paid in cash.

4.3Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Fortis’s assets to the shareholders, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Committee in its sole discretion may deem appropriate to reflect such change shall be made with respect to the number of Units outstanding (including, for the avoidance of doubt, Dividend Equivalents) under the Plan. In the event Fortis or the Company is not the surviving entity in a merger, consolidation or amalgamation with another entity or in the event of a liquidation, reorganization and in the absence of any surviving entity’s assumption of outstanding awards made under the Plan, the Committee may provide for appropriate settlements of Units.
4.4Committee Discretion. Subject to the terms and conditions of the Plan, the Committee shall determine the terms and conditions of any Awards in addition to those set forth herein at the time of grant or from time to time following the Grant Date, including any additional conditions with respect to the payment of Awards, which do not conflict with the Plan. The Committee may, subsequent to the Grant Date, waive any such term or condition or determine that it has been satisfied.
ARTICLE V
PAYMENT
5.1Calculation of Payout Amount
(a)Performance-Based Units. Except as otherwise provided in the Plan or Agreement, subject to a Participant’s continued Service through the end of the Payment Criteria Period, upon the completion of the Payment Criteria Period, the Performance-Based Units shall be earned and vest, to the extent the Payment Criteria were achieved and based on the resulting Payout Percentage, in each case, as determined by the Committee, which such determination must be made as soon as reasonably practicable, and in any event, within 60 days, following the end of the Payment Criteria Period in accordance with the terms of the applicable Agreement. The Payout Amount shall be equal to the following:
A x B x C where:
A is that aggregate number of Units in the Participant’s Unit Account with respect to such Award on the last date of the Payment Criteria Period, determined by adding: (i) the Target Number of Units, as adjusted, if at all, in accordance with Section 4.3 and (ii) the Dividend Equivalents (if any) credited to the Participant’s Unit Account during the Payment Criteria Period;
B is the Payout Percentage; and
C is the Market Price of a Common Share on the last day of the Payment Criteria Period.

(b)Service-Based Units. Except as otherwise provided in the Plan or Agreement, subject to a Participant’s continued Service through the Vesting Date, the Payout Amount shall be equal to the following:
A x B where:
A is that aggregate number of Units in the Participant’s Unit Account on the Vesting Date, determined by adding: (i) the Units granted pursuant to the applicable Agreement, as adjusted, if at all, in accordance with Section 4.3 and (ii) the Dividend Equivalents credited to the Participant’s Unit Account prior to the Vesting Date; and
B is the Market Price of a Common Share on the Vesting Date.
(c)Incentive Awards. Except as otherwise provided in the Plan or Agreement, subject to Participant’s continued Service through the end of the Payment Criteria Period, upon the completion of a Payment Criteria Period, the Incentive Awards shall be earned and vest, to the extent the Payment Criteria were achieved and based on the resulting Payout Percentage, in each case, as determined by the Committee, which such determination must be made as soon as reasonably practicable, and in any event, within 60 days following the end of the Payment Criteria Period in accordance with the terms of the applicable Agreement.
Immediately after the payment contemplated in Section 5.1(a) or Section 5.1(b), the number of Units outstanding in a Participant’s Unit Account shall be reduced by (a) the number of Units (including Dividend Equivalents) so paid out and (b) if the payment was in respect of Performance-Based Units, the number of Performance-Based Units cancelled as a result of the failure, in full or in part, to satisfy the Payment Criteria.
5.2Payment of Payout Amount
Following determination by the Committee of the Payout Amount in accordance with Section 5.1, subject to Section 2.5 and Article VI, the Company shall, as soon as practicable, pay to the Participant a lump sum cash payment equal to the Payout Amount, net of any applicable taxes and other amounts withheld in accordance with Section 7.5, subject to the following: (a) For Performance-Based Units and Incentive Awards, such payment shall be made prior to the March 15 of the year following the end of the year in which the Payment Criteria Period ends; or (b) for Service-Based Units, such payment shall be made within 30 Business Days after the Vesting Date.
ARTICLE VI
TERMINATION OF SERVICE AND CHANGE OF CONTROL
6.1The treatment of Awards upon a Participant ceasing to be an Employee or Director of the Company, or in connection with a Change of Control, shall be as provided in the applicable Agreement or, if not set forth in the applicable Agreement, as otherwise determined by the Committee.

ARTICLE VII
ADMINISTRATION
7.1Administration
(a)The Plan shall be administered by the Committee. Among other things, the Committee shall have full and complete authority to interpret the Plan, establish, amend and rescind any rules and regulations relating to the Plan, and make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decisions of the Committee relating to the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned and their beneficiaries, legal representatives and successors, as applicable, and the shareholders of Fortis. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.
(b)In addition to any other powers set forth in the Plan, but subject to Code Section 409A and the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion to:
(i)amend, modify, or cancel any Award, or to waive any restrictions or conditions applicable to any Award;
(ii)    accelerate, continue, or defer the exercisability or Vesting of any Award or any shares acquired pursuant thereto;
(iii)     authorize, in conjunction with any applicable deferred compensation plan of the Company, that the receipt of cash subject to any Award under this Plan may be deferred under the terms and conditions of such deferred compensation plan; and
(iv)     determine the terms and conditions of Awards granted to Participants and whether such terms and conditions have been satisfied.
No amendment, modification, or cancellation of an outstanding Award or Agreement shall in any manner materially and adversely affect any then outstanding Award under the Plan without the consent of the Participant holding such Award, except as set forth in any Agreement relating to the Award, as set forth in Section 2.2 or 4.3 or to bring the Plan and/or an Award into compliance with the requirements of Code Section 409A or to qualify for an exemption under Code Section 409A.
(a)In exercising its authority under Section 7.1, the Committee shall from time to time ensure it is informed as to the terms and conditions of any similar plans of Fortis and Fortis’s other subsidiaries in order that it may consider such terms in exercising such authority.
7.2Unfunded Obligation

Unless otherwise determined by the Committee, the Plan will be an unfunded obligation of the Company and the Company’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other Person shall have any right to any specific assets of the Company. The Company shall not segregate any assets for the purpose of funding its obligations with respect to the Awards granted hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Company under the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property or assets of the Company. To the extent any individual holds rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.
7.3Amendment, Suspension and Termination
The Plan may be amended, suspended or terminated at any time by the Board, in whole or in part, except as to rights already accrued hereunder unless the affected Participant consents to any such change in writing; provided, however, that an amendment, suspension or termination the effect of which is not adverse to such Participant shall not require such Participant’s consent. If the Plan is terminated, outstanding awards shall, at the discretion of the Committee, either (a) subject to Section 2.5, vest and become immediately payable in accordance with Section 5.2, or (b) remain outstanding and in effect in accordance with their applicable terms and conditions. In the event of a Change of Control, the Company shall pay all outstanding amounts in accordance with the applicable Agreement and the Plan will terminate as of the later of the effective date of such Change of Control or the completion of the payment of all Awards under the Plan.
7.4Cost of Administration
The Company will be responsible for all costs relating to the administration of the Plan.
7.5Withholding Taxes
The Company shall withhold from any payment to or for the benefit of a Participant any amount required to comply with Applicable Law relating to the withholding of tax or the making of any other source deductions, including on the amount, if any, included in income of a Participant and may adopt and apply such rules and regulations as in its opinion will ensure that the Company will be able to so comply. To the extent that the Company is required under Applicable Law to withhold tax at any time other than upon payment of Awards pursuant to this Plan (for example, if payment is deferred pursuant to Section 7.6 hereof), then the Company shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant.
7.6Deferral

Notwithstanding anything contained herein to the contrary, but subject to Code Section 409A, Participants may elect to defer receipt of payment of the Awards in accordance with the terms, and subject to the conditions, of the Company’s Executive Deferred Compensation Plan (and any similar or successor plan that may be in effect from time to time).
ARTICLE VIII
RECOUPMENT
8.1Clawback of Payout Amounts and Units
Notwithstanding any provisions in this Plan or the applicable Agreement to the contrary, all Awards granted hereunder shall be subject to any Company clawback policy in effect from time to time, as such policy may be amended.
ARTICLE IX
MISCELLANEOUS
9.1No Assignment
An Award is personal to the Participant and is non-assignable. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Participant, whether voluntarily or by operation of law, otherwise than by testate succession or the laws of descent and distribution, and any attempt to do so will be null and void. During the lifetime of the Participant, an Award shall be redeemable only by the Participant and, upon the death of a Participant, the Person to whom the rights shall have passed by testate succession or by the laws of descent and distribution may receive payment of any Awards in accordance with the terms hereof.
9.2Currency
The value and number of Units determined in Section 4.1 with respect to an Award, all dividend equivalents payable with respect to an Award, all Payout Amounts with respect to an Award and all other amounts that may become payable with respect to an Award shall be calculated and paid in U.S. dollars.
9.3Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant including, if applicable, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

IN WITNESS WHEREOF, the Company caused this Plan to be executed by its duly authorized officer as of November 9, 2023.
    ITC HOLDINGS CORP.

    By: Linda H. Apsey
    Its: President and Chief Executive Officer